Exhibit 99.1

CONTACT: Eileen Brandt Histogen Inc. (858) 526-3106 ebrandt@histogen.com

Histogen Announces Successful Completion of its Merger with Conatus Pharmaceuticals

SAN DIEGO, May 27, 2020 – Histogen Inc. (NASDAQ: HSTO), a regenerative medicine company with a novel biological platform that replaces and regenerates tissues in the body , announced today the completion of its previously disclosed merger with Conatus Pharmaceuticals Inc. The combined company changed its name to Histogen Inc. and will focus on developing patented technologies that replace and regenerate tissues in the body. Histogen is expected to begin trading today, May 27, 2020, on The Nasdaq Capital Market under the ticker symbol “HSTO”. The previous ticker symbol was “CNAT” (Nasdaq: CNAT). Histogen will maintain its headquarters in San Diego, California and will be led by President and Chief Executive Officer, Richard W. Pascoe.

“This merger is transformative for Histogen as we look to advance our novel regenerative medicine pipeline,” said Richard Pascoe, President and CEO of Histogen. “We believe the target product profile of our product candidates combined with their market potential provides an opportunity for Histogen to become a leader in the aesthetics and orthopedic medicine markets.”

Histogen currently anticipates meeting the following upcoming development milestones:

•	Initiate a Phase 1b/2a study of HST 001 for the treatment of male pattern baldness in Q2 2020.

•	Initiate a Phase 1 study of HST 002 as a dermal filler in Q3 2020.

•	File an Investigational New Drug Application in Q3 2020 and initiate a Phase 1 study of HST 003 for the treatment of articular cartilage defects in the knee in Q3 2020.

•	Announce top-line results from Phase 1b/2a study of HST 001 for the treatment of male pattern baldness in Q4 2020.

•	Announce top-line results from Phase 1 study of HST 002 for the treatment of nasolabial folds in Q1 2021.

Histogen’s pipeline is derived from a single patented manufacturing process that yields multiple biologic products from a single bioreactor. Histogen’s first aesthetic application, a naturally secreted cell conditioned media ingredient for topical skin care products, is marketed by leading global biopharmaceutical company Allergan plc within its SkinMedica A+ brand.

About the Merger

In connection with the merger, Conatus effected a reverse split of its common stock. Following the reverse stock split and closing of the merger, there are approximately 11,813,875 shares of the combined company’s common stock outstanding, subject to rounding up any fractional shares as a result of the reverse split, with pre-merger Histogen shareholders owning approximately 73.373% and pre-merger Conatus shareholders owning approximately 26.627%.

Canaccord Genuity LLC is acting as financial advisor to Histogen and Oppenheimer & Co., Inc. is acting as financial advisor to Conatus. Sheppard Mullin Richter & Hampton LLP is serving as legal counsel to Histogen and Latham and Watkins LLP is serving as legal counsel to Conatus.

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Board of Directors of the Combined Company

Richard W. Pascoe, President and CEO of Histogen, will serve as President, CEO and Director of the combined company, and Steven J. Mento, Ph.D., the former President and CEO of Conatus, will serve on the Board of Directors. David H. Crean, Ph.D. will serve as Chairman of the Board of the combined company. Other board members include: Stephen Chang, Ph.D., Jonathan Jackson, Hayden Yizhuo Zhang, Brian M. Satz and Daniel L. Kisner, M.D.

About Histogen

Histogen is a regenerative medicine company developing patented technologies that replace and regenerates tissues in the body. The company’s innovative technology platform utilizes cell conditioned media and extracellular matrix materials produced by hypoxia-induced multipotent cells, developing therapeutic products that address underserved, multi-billion US dollar global markets. For more information, please visit www.histogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Histogen’s future operations and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones and related timing; the nature, strategy and focus of Histogen’s business; and the development and commercial potential and potential benefits of any of Histogen’s product candidates. Histogen may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Histogen’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Histogen that could differ materially from those described in or implied by the statements in this press release, including: the uncertainties associated with the clinical development and regulatory approval of Histogen’s product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; the potential that earlier clinical trials and studies of Histogen’s product candidates may not be predictive of future results; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm Histogen’s financial condition and increase its costs and expenses; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the those risks discussed in Histogen’s filings with the Securities and Exchange Commission. Except as otherwise required by law, Histogen disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

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